Report of Independent Registered Public Accounting Firm

To the Board of Trustees and Shareholders of CIM Real Assets & Credit Fund

We have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated statement of assets and liabilities, including the consolidated schedule of investments, of CIM Real Assets & Credit Fund (the “Fund”) as of September 30, 2022, the related consolidated statements of operations and cash flows for the year ended September 30, 2022, the consolidated statements of changes in net assets for each of the two years in the period ended September 30, 2022, including the related notes, and the financial highlights for each of the two years in the period ended September 30, 2022 and for the period May 5, 2020 (commencement of operations) through September 30, 2020, and in our report dated November 29, 2022, we expressed an unqualified opinion thereon. We have also previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated statement of assets and liabilities, including the consolidated schedule of investments, as of September 30, 2021, and the related consolidated statements of operations and of cash flows for the year ended September 30, 2021 (not presented herein), and we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the “Senior Securities” table of CIM Real Assets & Credit Fund for each of the two years in the period ended September 30, 2022, appearing on page 12 of this Form N-2, is fairly stated, in all material respects, in relation to the consolidated financial statements from which it has been derived.

/s/PricewaterhouseCoopers LLP
Los Angeles, California
January 27, 2023